Exhibit 99.13

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Consolidated Financial Statements of TerraForm Power, Inc. (“TerraForm” or the “Company”) are presented to illustrate the pro forma effects of (i) the consummated acquisitions of First Wind Holdings, LLC (together with its subsidiaries, “First Wind”) and Imperial Valley Solar 1 Holdings II, LLC ("Mt. Signal"), (ii) the pending acquisition of Invenergy Wind Global LLC’s (“Invenergy Wind”) 90.1% of the outstanding equity interests in Bishop Hill Class B Holdings LLC (“Bishop Hill”), California Ridge Class B Holdings LLC (“California Ridge”), Prairie Breeze Class B Holdings LLC (“Prairie Breeze”), Prairie Breeze Wind Energy II LLC (“Prairie Breeze II”), and Rattlesnake Wind I Class B Holdings LLC (“Rattlesnake”, and collectively, the “US Facilities”), (iii) the pending acquisition of Invenergy Wind’s wind generation facility located in Ontario, Canada (the “Raleigh Facility” and collectively with the US Facilities, the “Invenergy Wind Acquisition”), (iv) the related bond offering to finance the Invenergy Wind Acquisitions (“Senior Notes”), (v) the amended and restated commitment letter from Citi, Morgan Stanley Senior Funding, Barclays Bank PLC to TerraForm Power Operating, LLC (the “Bridge Loan”); and (vi) a bring down on the $650 million revolving credit facility (the “Revolver,” and collectively with the Bridge Loan, Senior Notes, the First Wind, Mt. Signal and Invenergy Wind Acquisitions, the “Transactions”).

The Company intends to initially acquire Rattlesnake and the Raleigh Facility. The Company is pursuing funding for the remaining facilities consisting of Bishop Hill, California Ridge, Prairie Breeze and Prairie Breeze II (the ‘‘Warehouse Portfolio’’) through a drop down warehouse facility in partnership with third party investors and SunEdison, Inc. The Warehouse Portfolio would initially be acquired by such warehouse facility, consolidated by SunEdison, Inc. and the Company would be offered call rights to acquire those assets in the future. Although the Company is pursuing funding of the Warehouse Portfolio through a warehouse facility, the Company may be required to directly acquire the Warehouse Portfolio under the terms of the purchase agreement. The Company has included the Warehouse Portfolio in its Unaudited Pro Forma Consolidated Financial Statements.

The Invenergy Wind Acquisition will be treated as, and the acquisitions of First Wind and Mt. Signal have been treated as, a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” which we refer to as ASC 805 for purposes of these pro forma financial statements. The pro forma financial information set forth below give effect to the following, which we refer to, collectively, as the “Pro Forma Adjustments”:

•	adjustments to record acquired assets and assumed liabilities at their fair value;

•	adjustments to reflect depreciation and amortization of fair value adjustments for acquired property and equipment, intangible assets, and debt assumed and debt repaid;

•	adjustments to reflect acquisition costs incurred in connection with the Transactions;

•	adjustments to reflect the $200 million proceeds utilized to finance a portion of the Invenergy Wind Acquisition from the issuance of Senior Notes; and,

•	adjustments to reflect the $67 million proceeds utilized to finance a portion of the Invenergy Wind Acquisition from the Bridge Loan.

•	adjustments to reflect the $650 million borrowings on the Revolver utilized to finance a portion of the Invenergy Wind Acquisition

The Unaudited Pro Forma Consolidated Statement of Operations for the period ended June 30, 2015 and the fiscal year ended December 31, 2014 assume the completion of the Transactions on January 1, 2014. The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2015 assumes the completion of the Transactions as if the events occurred on June 30, 2015. The Bridge Loan was entered into on July 13, 2015 and the Senior Notes issued to fund a portion of the Invenergy Wind Acquisition occurred on July 14, 2015. The completion of the First Wind acquisition occurred on January 29, 2015 and is therefore reflected in the historical unaudited balance sheet of TerraForm as of June 30, 2015.

The following Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2015 and the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2015 is based upon, derived from and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements,

•	the unaudited consolidated financial statements of TerraForm and the notes thereto (which are available in TerraForm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

•
the unaudited financial statements of Bishop Hill Class B Holdings, LLC, California Ridge Class B Holdings LLC, Prairie Breeze Class B Holdings LLC, Prairie Breeze Wind Energy II LLC, Rattlesnake Wind I Class B Holdings LLC, and Raleigh Power Partnership (which are available as of June 30, 2015 and included in the exhibits to this Form 8-K).

The following Unaudited Pro Forma Consolidated Statement of Operations for the year ending December 31, 2014 is based upon, derived from and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements,

•	the audited consolidated financial statements and the notes thereto of TerraForm (which are incorporated by reference in this Form 8-K);

•	the historical financial information of Mt. Signal and First Wind (which are incorporated by reference in this Form 8-K);

•
the historical financial statements of Bishop Hill Class B Holdings, LLC, California Ridge Class B Holdings LLC, Prairie Breeze Class B Holdings LLC, Prairie Breeze Wind Energy II LLC, Rattlesnake Wind I Class B Holdings LLC, and Raleigh Power Partnership (which are available as of December 31, 2014 and included in the exhibits to this Form 8-K).

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give pro forma effect to events that are (i) directly attributable to the items described above, (ii) factually supportable, and (iii) expected to have a continuing impact on the consolidated results.

The purchase price will be allocated to the assets and liabilities acquired based upon their estimated fair values as of the date of completion of the Invenergy Wind Acquisition. The allocation is dependent on certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final definitive allocation. A final determination of the fair value of acquired assets and liabilities, which cannot be made prior to the completion of the Invenergy Wind Acquisition, will be based on the actual net tangible and intangible assets that existed as of the date of completion of the applicable Invenergy Wind Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the pro forma financial information presented below. The fair value of Invenergy Wind’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of the acquisition date. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. If the net assets acquired exceed the purchase price, there will be no goodwill recorded, and the resulting difference will be recorded as a bargain purchase gain. Adjustments to these preliminary estimates are expected to occur and these adjustments could have a material impact on the accompanying pro forma financial statements, although we do not expect the adjustments to have a material effect on the Company’s future results of operations and financial position.

The pro forma financial statements are presented for informational purposes only. The pro forma financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and it does not purport to project our results of operations or financial condition for any future period or as of any future date.

TERRAFORM POWER, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2015

(in thousands, except share and per share data)	TerraForm Power, Inc. (1)	Invenergy Wind Adjusted Historical (Note 4)		First Wind Pro Forma Adjustments		Invenergy Wind Pro Forma Adjustments		TerraForm Power, Inc. Pro Forma
Operating revenues, net	$200,561	$108,390		$9,111	(2)	—		$318,062
Operating costs and expenses:
Cost of operations	35,229	14,826	(a)	4,188	(2)	—		54,243
Cost of operations—affiliate	7,817	—		—		—		7,817
General and administrative	13,569	1,635	(b)	644	(2)	—		15,848
General and administrative—affiliate	24,775	—		—		—		24,775
Acquisition costs	20,386	—		(14,200)	(3)	(4,716)	(3)	1,470
Acquisition costs—affiliate	1,040	—		—		—		1,040
Formation and offering related fees and expenses	—	—		—		—		—
Depreciation, amortization and accretion	70,027	26,422		3,550	(2)	14,395	(4)	114,394
Total operating costs and expenses	172,843	42,883		(5,818)		9,679		219,587
Operating income (loss)	27,718	65,507		14,929		(9,679)		98,475
Other expense (income):
Interest expense, net	72,816	26,253		2,971	(2)	15,467	(5)	117,507
Gain on extinguishment of debt, net	8,652	—		—		—		8,652
Gain on foreign currency exchange	(70)	—		—		—		(70)
Other, net	(323)	177		1,081	(2)	—		935
Total other expenses, net	81,075	26,430		4,052		15,467		127,024
(Loss) income before income tax (benefit) expense	(53,357)	39,077		10,877		(25,146)		(28,549)
Income tax expense	1,169	190		—		—		1,359
Net (loss) income	(54,526)	38,887		10,877		(25,146)		(29,908)
Less: Net income attributable to redeemable non-controlling interests	1,627	—		—		1,713	(6)	3,340
Less: Net loss attributable to non-controlling interests	(45,472)	(2,630)		(303)	(2)	15,883	(7)	(32,522)
Net (loss) income attributable to TerraForm Power, Inc. Class A shareholders	$(10,681)	$41,517		$11,180		$(42,742)		$(726)
Weighted average shares outstanding	53,874						(8)	53,874
Basic and diluted loss per share	$(0.41)						(8)	$(0.23)

Note: Certain Invenergy Wind amounts have been reclassified to conform to TerraForm's presentation. The accompanying notes are an integral part of the Unaudited Pro Forma Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Statements of Operations

(1)	Represents unaudited interim results for the six months ended June 30, 2015.

(2)	Represents the unaudited results of First Wind for 29 days of operations prior to the acquisition date.

(3)
Acquisition costs - Represents an elimination of the $4.7 million transaction costs associated with the Invenergy Wind Acquisition and $14.2 million transaction costs associated with the First Wind acquisition.

(4)
Depreciation and amortization - Depreciation represents the net depreciation expense resulting from the fair value adjustments of acquired property and equipment. The fair values of property and equipment acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. Under this approach, the fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisitions are completed. The estimated useful life of the property and equipment acquired is 26 to 30 years beginning on the date of commercial operations. Approximately 1/25 of the change in fair value adjustments to property and equipment would be recognized annually.

Amortization Represents amortization of power purchase agreements (PPAs) and incentive arrangements on a straight-line basis over the remaining lives of such agreements. The estimate of the amortization of the PPA intangible is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed.

(5)	Interest expense, net - Represents the effects of the following transactions:

Elimination of interest expense related to debt repaid in conjunction with the Invenergy Wind Acquisition	$(4,267)
Increase in interest expense for the issuance of the Senior Notes, including amortization of debt issuance costs	6,400
Increase in interest expense associated with the fair value adjustment of debt assumed as part of the Invenergy Wind Acquisition	248
Elimination of Invenergy Wind Acquisitions' historical amortization of deferred financing costs	(684)
Increase in interest expense for the issuance of the Bridge Loans, including amortization of commitment fees	2,965
Increase in interest expense for the borrowings on the Revolver	10,805
$15,467

Based on the assumed pro forma amount of floating-rate Bridge Loans outstanding at June 30, 2015, each 1/8% rise in interest rates would result in approximately $0.6 million of incremental annual interest expense.

(6)	Redeemable non-controlling interests - Represents an adjustment to net loss for the remaining 9.9% interest in Invenergy Wind that will not be acquired by the Company.

(7)
Non-controlling interests - Represents the allocation of pro forma net loss to non-controlling interests. The adjustment includes project-level interests and interests in Terra LLC held by Riverstone and SunEdison.

(8)	The pro forma basic and diluted loss per share is calculated as follows:

(in thousands, except share and per share data)
EPS Numerator:
Pro Forma net loss attributable to Class A common stockholders	$(726)
Less: loss pertaining to acquired Call Right and operating projects	(10,635)
Less: dividends paid on Class A shares and participating restricted stock awards (RSAs)	(20,082)
Pro Forma undistributed loss attributable to Class A shares	$(31,443)

EPS Denominator:
Weighted-average basic and diluted Class A shares outstanding	$53,874

Distributed earnings per share	$0.35
Undistributed loss per share	(0.58)
Basic and diluted loss per share	$(0.23)

Reclassifications - See Note 4 for additional discussion on reclassified amounts included in the unaudited pro forma consolidated statement of operations (in thousands):

(a)
Includes a reclassification of $3,089 reported in taxes (other than income taxes) on Invenergy Wind's historical statement of operations into cost of operations to conform to TerraForm's statement of operations presentation.

(b)
Includes a reclassification of $162 reported in business development expense on Invenergy Wind's historical statement of operations into general and administrative expense to conform to TerraForm's statement of operations presentation.

TERRAFORM POWER, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2015

(in thousands, except share and per share data)	TerraForm Power, Inc. (1)	Invenergy Wind Adjusted Historical (Note 4)		Pro Forma Adjustments		TerraForm Power, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$390,632	$4,624		$(337,513)	(2)	$57,743
Restricted cash	74,416	14,386		—		88,802
Accounts receivable	96,938	20,864		—		117,802
Prepaid expenses and other current assets	31,061	2,245	(a)	—		33,306
Total current assets	593,047	42,119		(337,513)		297,653
Property and equipment, net	3,928,714	1,524,921		360,778	(3)	5,814,413
Intangible assets, net	515,688	7,327	(b)	493,100	(4)	1,016,115
Deferred financing costs, net	52,985	27,204		(11,597)	(5)	68,592
Restricted cash	—	48,876		—		48,876
Deferred income taxes	7	—		—		7
Other assets	82,728	80,839	(14)	—		163,567
Total assets	$5,173,169	$1,731,286		$504,768		$7,409,223
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$322,115	$37,489		$17,441	(6)	$377,045
Accounts payable, accrued expenses and other current liabilities	99,832	95,918	(c)	(1,556)	(7)	194,194
Deferred revenue	13,014	172	(c)	(172)	(8)	13,014
Due to SunEdison and affiliates, net	28,062	—		—		28,062
Total current liabilities	463,023	133,579		15,713		612,315
Other liabilities:
Long-term debt	1,944,795	962,750		612,618	(6)	3,520,163
Deferred revenue	76,814	1,737	(d)	(1,737)	(8)	76,814
Deferred income taxes	7,108	—		—		7,108
Asset retirement obligations	145,877	24,086		—		169,963
Other long-term liabilities	5,098	12,118	(d)	(2,214)	(9)	15,002
Total liabilities	$2,642,715	$1,134,270		$624,380		$4,401,365

Redeemable non-controlling interests	38,228	—		169,688	(10)	207,916

TERRAFORM POWER, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2015
(CONTINUED)

(in thousands, except share and per share data)	TerraForm Power, Inc. (1)	Invenergy Wind Adjusted Historical (Note 4)	Pro Forma Adjustments		TerraForm Power, Inc. Pro Forma
Stockholders' equity:
Preferred stock	—	—	—		—
Class A common stock	773	—	—		773
Class B common stock	604	—	—		604
Class B1 common stock	—	—	—		—
Additional paid-in capital	1,274,450	—	—		1,274,450
Accumulated deficit	(36,298)	—	(30,284)	(11)	(66,582)
Accumulated other comprehensive loss	(786)	—	—		(786)
Members' Equity	—	380,137	(380,137)	(12)	—
Total stockholders' equity	1,238,743	380,137	(410,421)		1,208,459
Non-controlling interest	1,253,483	216,879	121,121	(13)	1,591,483
Total non-controlling interests and stockholders' equity	2,492,226	597,016	(289,300)		2,799,942
Total liabilities, non-controlling interests and stockholders equity	$5,173,169	$1,731,286	$504,768		$7,409,223

Notes to the Unaudited Pro Forma Consolidated Balance Sheet

(1)	Represents unaudited interim results as of June 30, 2015.

(2)	Cash and cash equivalents - Represents the effects of the following transactions:

Net proceeds from the issuance of Senior Notes	$197,000
Net proceeds from the issuance of the Bridge Loans	54,494
Proceeds from borrowings on the Revolver	650,000
The incurrence of estimated direct transaction costs of TerraForm associated with the Invenergy Wind Acquisition	(30,284)
Total cash consideration paid for Invenergy Wind Acquisition	(1,208,723)
$(337,513)

(3)
Property and equipment - Represents the adjustment to reflect acquired property and equipment at estimated fair value. The fair value of property and equipment acquired was valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. The fair value approximates the current cost of replacing an asset with another asset of equivalent economic utility adjusted further for obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. The estimated useful lives of the property and equipment acquired range from 26 to 30 years.

(4)
Intangible assets - Represents the adjustment to record the acquired PPAs and Renewable Energy Certificate (REC) contracts at their estimated fair values. The estimated fair values were determined based on the income approach. The estimated useful lives of the intangibles range from 12 to 25 years.

(5)	Deferred financing costs, net - Represents the effects of the following transactions:

Record the debt issuance costs incurred in connection with issuing the Senior Notes	$3,000
Eliminate Invenergy Wind historical deferred financing costs as the debt was revalued under acquisition accounting	(27,204)
Record the commitment fee incurred in connection with issuing the Bridge Loan	12,607
$(11,597)

(6)	Long-term debt, including current portion - Represents the effects of the following transactions:

Eliminate debt extinguished prior to the Invenergy Wind Acquisition	$(178,702)
Eliminate debt repaid in conjunction with the Invenergy Wind Acquisition	(116,271)
Record Senior Notes issued to fund a portion of the Invenergy Wind Acquisition	200,000
Record fair value adjustment for debt assumed as part of the Invenergy Wind Acquisition	7,932
Record Bridge Loans issued to fund a portion of the Invenergy Wind Acquisition	67,100
Record the borrowings on the Revolver to fund a portion of the Invenergy Wind Acquisition	650,000
$630,059

(7)
Accounts payable, accrued expenses and other current liabilities - Adjustments represent the elimination of the Invenergy Wind Acquisitions' historical intercompany and related party payables satisfied prior to closing.

(8)
Deferred revenue including current portion - Adjustments represent the elimination of the Invenergy Wind Acquisitions’ historical deferred revenue as power purchase agreements are adjusted to fair value.

(9)
Other long-term liabilities - Adjustments represent the elimination of the Invenergy Wind Acquisitions’ historical deferred interest payable as acquired debt obligations are adjusted to fair value, as well as the elimination of deferred tax liabilities. The remaining balance consists primarily of $9 million in derivatives, which are carried at fair value thereby not requiring a pro forma adjustment.

(10)	Redeemable non-controlling interests - Represents the adjustment to record the estimated fair value of the 9.9% interest in Invenergy Wind that the Company will not acquire.

(11)	Accumulated deficit - Adjustment represents the incurrence of estimated direct transaction costs of TerraForm associated with the Invenergy Wind Acquisition.

(12)	Members' equity - Represents adjustment to historical equity of Invenergy Wind to reflect the Company’s net investment.

(13)
Non-controlling interests - Represents the adjustment to record acquired non-controlling interests at estimated fair value and to eliminate historical non-controlling interests of the Invenergy Wind Acquisition that will not be outstanding at the acquisition date. The estimated fair values were determined based on the income approach.

(14)	Other Assets - Other assets consists primarily of $75 million in energy derivatives, which are carried at fair value, therefore it is appropriate that there is no pro forma adjustment.

Reclassifications - See Note 4 for additional discussion on reclassified amounts included in the unaudited pro forma consolidated balance sheet (in thousands):

(a)
Includes a reclassification of $775 reported in risk management assets on Invenergy Wind's historical balance sheet into prepaid expenses and other assets to conform to TerraForm's balance sheet presentation.

(b)
Includes a reclassification of $77,840 reported in deposits, long-term inventory, long term risk management assets, energy hedge inception fair value, and other assets on Invenergy Wind's historical balance sheet into intangible assets, net to conform to TerraForm's balance sheet presentation.

(c)
Includes a reclassification of $95,918 reported in accounts payable, accounts payable - related party, sales and use tax payable, contingent purchase obligation, accrued land owner expense, property taxes payable, other liabilities and accrued expenses, and risk management liabilities on Invenergy Wind's historical balance sheet into accounts payable, accrued expenses and other current liabilities and deferred revenue to conform to TerraForm's balance sheet presentation.

(d)
Includes a reclassification of $6,967 reported in long term risk management liabilities on Invenergy Wind's historical balance sheet into deferred revenue, long term portion, and other long term liabilities to conform to TerraForm's balance sheet presentation.

TERRAFORM POWER, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014

Statement of Operations Data:	TerraForm Power, Inc. (1)	First Wind (2)	Mt. Signal (2)	Invenergy Wind Adjusted Historical (Note 4)		First Wind & Mt. Signal Pro Forma Adjustments (3)	Invenergy Wind Pro Forma Adjustments		TerraForm Power, Inc. Pro Forma
Operating revenues, net	$127,156	$116,868	$23,032	$163,832		$523	—		$431,411
Operating costs and expenses:
Cost of operations	10,630	53,720	4,783	25,442	(a)	—	—		94,575
Cost of operations—affiliate	8,063	—	—	—		—	—		8,063
General and administrative	20,984	8,266	714	4,687	(b)	—	—		34,651
General and administrative—affiliate	19,144	—	—	—		—	—		19,144
Acquisition costs	10,177	—	—	—		—	—		10,177
Acquisition costs—affiliate	5,049	—	—	—		—	—		5,049
Formation and offering related fees and expenses	3,570	—	—	—		—	—		3,570
Formation and offering related fees and expenses - affiliate	1,870	—	—	—		—	—		1,870
Depreciation, amortization and accretion	41,280	45,533	11,440	49,220		(538)	26,227	(4)	173,162
Total operating costs and expenses	120,767	107,519	16,937	79,349		(538)	26,227		350,261
Operating income	6,389	9,349	6,095	84,483		1,061	(26,227)		81,150
Other expense (income):
Interest expense, net	86,191	38,108	19,631	56,442		6,679	31,280	(5)	238,331
Gain on extinguishment of debt, net	(7,635)	—	—	—		—	—		(7,635)
Loss on foreign currency exchange	14,007	—	189	—		—	—		14,196
Other, net	438	13,865	—	1,474		(13,925)	—		1,852
Total other expenses (income), net	93,001	51,973	19,820	57,916		(7,246)	31,281		246,745
(Loss) income before income tax benefit (expense)	(86,612)	(42,624)	(13,725)	26,567		8,307	(57,507)		(165,594)
Income tax (benefit) expense	(4,689)	—	—	73		—	—		(4,616)
Net (loss) income	(81,923)	(42,624)	(13,725)	26,494		8,307	(57,507)		(160,978)
Less: Predecessor loss prior to initial public offering on July 23, 2014	(11,148)	—	—	—		—	—		(11,148)
Net (loss) income subsequent to initial public offering	(70,775)	(42,624)	(13,725)	26,494		8,307	(57,507)		(149,830)
Less: Net income (loss) attributable to redeemable non-controlling interests	—	—	—	—		—	(2,013)	(6)	(2,013)
Less: Net (loss) income attributable to non-controlling interests	(45,158)	(3,881)	(12,807)	9,126		(16,852)	(49,732)	(7)	(119,304)
Net (loss) income attributable to TerraForm Power, Inc. Class A shareholders	$(25,617)	$(38,743)	$(918)	$17,368		$25,159	$(5,762)		$(28,513)
Weighted average shares outstanding	29,602							(8)	29,602
Basic and diluted loss per share	$(0.87)							(8)	$(0.96)

Note: Certain Invenergy Wind amounts have been reclassified to conform to TeraForm’s presentation. The accompanying notes are an integral part of the Unaudited Pro Forma Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Statements of Operations

(1)	Represents recast audited results for the year ended December 31, 2014 as reported on Form 8-K filed on September 4, 2015.

(2)	Represents the historical financial information for First Wind and Mt. Signal as reported on Form 8-K/A filed on March 30, 2015.

(3)	Represents the proforma effects of the acquisition of First Wind and Mt. Signal as reported on Form 8-K/A filed on March 30, 2015.

(4)
Depreciation and amortization - Represents the net depreciation expense resulting from the fair value adjustments of acquired property and equipment. The fair values of property and equipment acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. Under this approach, the fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisitions are completed. The estimated useful life of the property and equipment acquired ranges from 26 to 30 years. Approximately 1/25 of the change in fair value adjustments to property and equipment would be recognized annually.

(5)	Interest expense, net - Represents the effects of the following transactions:

Elimination of interest expense related to debt repaid in conjunction with the Invenergy Wind Acquisition	$(10,345)
Increase in interest expense for the issuance of the Senior Notes, including amortization of debt issuance costs	13,458
Increase in interest expense associated with the fair value adjustment of debt assumed as part of the Invenergy Wind Acquisition	496
Elimination of Invenergy Wind Acquisitions' historical amortization of deferred financing costs	(7,788)
Increase interest expense for the issuance of the Bridge Loans, including amortization of commitment fees	5,517
Increase interest expense for the borrowings on the Revolver	29,942
$31,280

Based on the assumed pro forma amount of floating-rate Bridge Loans outstanding at December 31, 2014, each 1/8% rise in interest rates would not result in a material amount of incremental annual interest expense.

(6)	Redeemable non-controlling interests - Represents an adjustment to net loss for the remaining 9.9% interest in Invenergy Wind that will not be acquired by the Company.

(7)
Non-controlling interests - Represents the allocation of pro forma net loss to non-controlling interests. The adjustment includes project-level interests and interests in Terra LLC held by Riverstone and SunEdison.

(8)The proforma basic and diluted loss per share is calculated as follows:

(in thousands, except share and per share data)
EPS Numerator:
Pro Forma net loss attributable to Class A common stockholders	$(28,513)
EPS Denominator:
Weighted-average basic and diluted Class A shares outstanding	29,602
Basic and diluted loss per share	$(0.96)

Reclassifications - See Note 4 for additional discussion on reclassified amounts included in the unaudited pro forma consolidated statement of operations (in thousands):

(a)
Includes a reclassification of $5,297 reported in taxes (other than income taxes) on Invenergy Wind's historical statement of operations into cost of operations to conform to TerraForm's statement of operations presentation.

(b)
Includes a reclassification of $943 reported in business development expense on Invenergy Wind's historical statement of operations into general and administrative expense to conform to TerraForm's statement of operations presentation.

Note 1. Basis of presentation

The Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2015 and the year ended December 31, 2014 give effect to the Transactions as if they were completed on January 1, 2014.

The pro forma financial statements have been derived from the historical financial statements of TerraForm, Mt. Signal, First Wind, and Invenergy Wind. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

The pro forma financial statements were prepared using the acquisition method of accounting under GAAP. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. Because acquisition accounting is dependent upon certain valuations and other studies that must be completed as of the acquisition date, there is not currently sufficient information for a definitive measurement. Therefore, the pro forma financial statements are preliminary and have been prepared solely for the purpose of providing unaudited pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The First Wind, Mt. Signal and Invenergy Wind acquisitions are reflected in the pro forma financial statements as being accounted for based on the accounting guidance for business combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to the pro forma financial statements. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value using the fair value concepts defined in ASC 820, “Fair Value Measurement,” which we refer to as ASC 820. The fair value measurements use estimates based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data. The pro forma adjustments included herein are likely to be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the acquisitions are completed and the final amounts recorded for the acquisitions may differ materially from the information presented in these pro forma financial statements.

The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies that could result from the Transactions.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, as reflected in the pro forma financial statements, we have applied the accounting guidance for fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The historical unaudited financial statements of Invenergy Wind and Mt. Signal, and the historical audited financial statements of Invenergy Wind and First Wind were prepared in accordance with U.S. GAAP.

Note 2. Acquisitions

Invenergy Wind

On June 30, 2015, the Company entered into a definitive agreement to acquire net ownership of 930 MW of operating and under construction wind power plants from Invenergy Wind. The Company's intention is to initially acquire net ownership of 265.0 MW of the wind power plants (the “Acquired Portfolio’’) and the Company is pursuing funding for the remaining 665.0 MW of wind power plants (the ‘‘Warehouse Portfolio’’) through a drop down warehouse facility in partnership with third party investors and SunEdison. The Warehouse Portfolio would initially be acquired by the warehouse, and the Company would be offered call rights to acquire those assets in the future. Although the Company is pursuing funding of the Warehouse Portfolio through a separate warehouse vehicle owned in part by SunEdison, there is no assurance that the Company will be able to do so, and as a result, may be required to directly acquire the Warehouse Portfolio under the terms of the purchase agreement with Invenergy Wind. The aggregate consideration payable for this acquisition is approximately $2.0 billion, including approximately $818.0 million of indebtedness to be repaid or assumed. The Invenergy Wind portfolio is comprised of seven contracted wind farms located in the United States and Canada with a weighted average remaining contract life of 19 years and an average counterparty credit rating of AA. Invenergy Wind will retain a 9.9% stake in the United States assets and will provide certain operation and maintenance services for these wind power plants. Final closing of this acquisition is expected by the fourth quarter of 2015.

First Wind

On January 29, 2015, the Company, through Terra LLC, acquired from First Wind Holdings, LLC (together with its subsidiaries, “First Wind”) 521.1 MW of operating power assets, including 500.0 MW of wind power assets and 21.1 MW of solar power assets (the “First Wind” acquisition). The operating power assets the Company acquired are located in Maine, New York, Hawaii, Vermont and Massachusetts. The purchase price for this acquisition was $810.4 million, net of cash acquired.

Mt. Signal

On July 23, 2014, the Company acquired a controlling interest in Imperial Valley Solar 1 Holdings II, LLC, which owns a 265.9 MW utility scale solar energy system located in Mt. Signal, California. The Company acquired Mt. Signal from an indirect subsidiary of Silver Ridge in exchange for $292.0 million in total consideration consisting of (i) 5,840,000 Class B1 units (and a corresponding number of shares Class B1 common stock) equal in value to $146.0 million and (ii) 5,840,000 Class B units (and a corresponding number of shares Class B common stock) equal in value to $146.0 million. Prior to the IPO, Silver Ridge was owned 50% by Riverstone and 50% by SunEdison, who acquired substantially all of AES Corporation’s equity ownership interest in Silver Ridge on July 2, 2014. In connection with its acquisition of AES Corporation’s interest in Silver Ridge, SunEdison entered into a Master Transaction Agreement with Riverstone pursuant to which the parties agreed to sell Mt. Signal to TerraForm and to distribute the Class B units (and shares of Class B common stock) to SunEdison and the Class B1 units (and shares of Class B1 common stock) to Riverstone.

Note 3. Estimated Purchase Price and Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of assets and liabilities at the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the acquisitions compared to the amounts assumed in the pro forma adjustments. The following is a summary of the preliminary purchase price allocation, net of acquired cash, for the acquisition:

(in thousands)	Invenergy
Property and equipment	$1,885,699
Accounts Receivable	20,864
Restricted Cash	63,262
Other Assets	83,084
Intangible Assets	501,373
Total assets acquired	2,554,282
Long-term debt	681,323
Accounts payable, accrued expenses and other current liabilities	126,236
Asset retirement obligations	24,086
Other long-term liabilities	9,904
Total liabilities assumed	841,549
Non-controlling interest	338,000
Net assets acquired	$1,374,733

Redeemable NCI	$169,688
Consideration Transferred, net of $4.6 million of cash acquired	1,205,045

Note 4. Accounting Policies

Based upon the Company’s initial review of the acquired projects’ significant accounting policies, as disclosed in their consolidated historical financial statements, as well as on preliminary discussions with their management, the Unaudited Pro Forma Consolidated Financial Statements assume there will be no significant adjustments necessary to conform the acquired projects’ accounting policies to our accounting policies, except for certain reclassifications necessary to conform to the Company’s financial presentation. Upon completion of the Invenergy Wind Acquisition and a more comprehensive comparison and assessment, differences may be identified that would necessitate changes to the acquired projects’ future accounting policies and such changes could result in material differences in future reported results of operations and financial position for the acquired projects’ operations as compared to historically reported amounts.

Financial information presented in the “Invenergy Wind Adjusted Historical” column in the unaudited pro forma consolidated statement of operations has been reclassified to conform to the historical presentation in TerraForm’s consolidated financial statements as follows:

Reclassification included in the Unaudited Pro Forma Consolidated Statement of Operations (in thousands):

	For the Six Months Ended Ended June 30, 2015
	Before		After
	Reclassification	Reclassification	Reclassification
Taxes (other than income taxes)	$3,089	$(3,089)	$—
Cost of operations	11,737	3,089	14,826
Business development expense	162	(162)	—
General and administrative	1,473	162	1,635
	$16,461	$—	$16,461

	For the Year Ended December 31, 2014
	Before		After
	Reclassification	Reclassification	Reclassification
Taxes (other than income taxes)	$5,297	$(5,297)	$—
Cost of operations	20,145	5,297	25,442
Business development expense	943	(943)	—
General and administrative	3,744	943	4,687
	$30,129	$—	$30,129

Reclassification included in the Unaudited Pro Forma Consolidated Balance Sheet (in thousands):

	As of June 30, 2015
	Before		After
	Reclassification	Reclassification	Reclassification
Risk management assets	$775	$(775)	$—
Prepaid expenses and other current assets	1,470	775	2,245
Current assets	$2,245	$—	$2,245

Deposits	$602	$(602)	$—
Long-term inventory	2,048	(2,048)	—
Long-term risk management assets	548	(548)	—
Energy hedge inception fair value	74,642	(74,642)	—
Other assets	2,999	77,840	80,839
Long-term assets	$80,839	$—	$80,839

Accounts payable	$4,971	$(4,971)	$—
Accounts payable — related parties	1,503	(1,503)	—
Sales and use tax payable	2,997	(2,997)	—
Contingent purchase obligation	1,192	(1,192)	—
Accrued land owner expense	962	(962)	—
Property taxes payable	6,558	(6,558)	—
Risk management liabilities	10,503	(10,503)	—
Other liabilities and accrued expenses	67,403	(67,403)	—
Accounts payable, accrued expenses and other current liabilities	—	95,918	95,918
Deferred revenue, current portion	—	171	171
Current liabilities	$96,089	$—	$96,089

Deferred revenue, long-term portion	$—	$1,737	1,737
Other long-term liabilities	6,888	5,230	12,118
Long-term risk management liabilities	6,967	(6,967)	—
Long-term liabilities	$13,855	$—	$13,855